SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

Fidelity Mt. Vernon Street Trust
(Name of Registrant as Specified In Its Charter)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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IMPORTANT

SHAREHOLDER UPDATE

Fidelity® Aggressive Growth Fund

Fidelity Growth Company Fund

URGENT PROXY VOTING REQUEST

A few weeks ago we mailed you proxy information to enable you to vote on important proposals that affect the funds and your investment(s). This information describes each proposal and asks for your vote on these important issues. It has been called to our attention that we have not yet received your ballot.

Your vote is important, no matter how large or small your holdings may be.

I am writing to remind you that your participation is extremely important. The Special Meeting of Shareholders scheduled for June 19, 2002 cannot be held until we receive a majority of the votes. If you do not plan to cast your vote at the meeting on June 19, please indicate your vote on the enclosed proxy card(s). Shareholders who hold more than one account in the funds will receive a separate card for each account and should vote each card.

Voting is quick and easy. Please vote now using one of these options:

1. Vote by Internet
Please visit the web site indicated on your proxy card(s) and follow the online instructions.
2. Vote By Touch-tone Phone
Please call the toll-free number printed on your proxy card(s) and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

3. Vote by Mail
Please mail your signed proxy card(s) in the postage-paid envelope.

4. Vote By Telephone 1-800-848-3155

Call toll-free weekdays from 8:00 AM - 11:00 PM Eastern Time and Saturdays from 11:00 AM - 6:00 PM, Eastern Time. Your vote will be recorded by a representative of D.F. King & Co., Inc., our independent proxy solicitation firm.

5. Vote by Fax
Please fax the front and back of your signed proxy card(s) to our proxy tabulator at 1-888-451-8683.
PLEASE VOTE YOUR PROXY NOW

If you have already voted, thank you for your response. If you have any further questions or would like to receive another copy of the proxy statement, please call Fidelity at 1-800-544-3198. We appreciate your immediate attention. Thank you.

Information on the Proxy Proposals

Please read the full text of the proxy statement. Below is a brief overview of the proposals to be voted upon. Your vote is important. We appreciate your placing your trust in Fidelity and look forward to helping you achieve your financial goals.

What proposals am I being asked to vote on?

1. To continue the effectiveness of Article VIII, Section 4 of the Declaration of Trust.

2. To authorize the Trustees to increase the maximum number of Trustees.

3. To authorize the Trustees to clarify the scope of the Trustees' authority regarding mergers, consolidations, incorporations, and reorganizations.

4. To authorize the Trustees to enter into management contracts on behalf of a new fund.

5. To elect a Board of Trustees.

6. To approve an amended sub-advisory agreement with Fidelity Management & Research (U.K.) Inc. (FMR U.K.) for each fund.

7. To approve an amended sub-advisory agreement with Fidelity Management & Research (Far East) Inc. (FMR Far East) for each fund.

8. To amend each fund's fundamental investment limitation concerning underwriting.

9. To amend each fund's fundamental investment limitation concerning lending.

What is Article VIII, Section 4 of the Declaration of Trust? (Proposal 1)

Section 4 of Article VIII allows shareholders to bring derivative action on behalf of the Trust only after making a pre-suit demand upon the Trustees to bring the subject action. A pre-suit demand on the Trustees is excused only if the majority of the Trustees have a personal financial interest in the action.

The Trustees seek to ensure that they retain the ability to manage the affairs of the funds, including control of derivative actions that are brought on behalf of the funds. This provision in the amendment will resolve any legal uncertainty by expressly stating that a Trustee shall not be deemed to have a personal financial interest or otherwise be disqualified from considering a pre-suit demand due to his or her service on multiple fund boards of trustees. Continuing the effectiveness of the amendment will not alter in any way the Trustees' existing fiduciary obligation to act with due care and in shareholders' interests.

Why are the funds proposing to increase the maximum number of Trustees? (Proposal 2)

The proposal asks shareholders to approve an increase in the Board of Trustees from a maximum number of twelve to a maximum number of fourteen. This increase, if approved, will allow the Board to better organize itself and its committees in overseeing management of Fidelity funds.

What is the scope of the Trustees' authority regarding mergers, consolidations, incorporations, and reorganizations? (Proposal 3)

Article XII, Sections 4.3 and 4.4 of the New Declaration of Trust would provide the Trustees with additional flexibility with respect to classes and a portion of the trust or its series or classes which will allow the Trustees to respond more quickly to changes without the cost of an additional shareholder meeting. The New Declaration of Trust does not give the Trustees the authority to merge a fund or class with another operating mutual fund or sell all or a portion of a class or fund's assets to another operating mutual fund without first seeking shareholder approval.

Adoption of the new Declaration of Trust will not alter the Trustees' existing fiduciary obligations to act with due care and in the interests of shareholders, nor will it result in any changes in the investment policies described in the funds' current prospectus.

What does this proposal mean? (Proposal 4)

The New Declaration of Trust would allow the Trustees, on behalf of a new fund, to enter into a management contract with FMR if permitted by the SEC. The Current Declaration of Trust requires the vote of a majority of the outstanding voting securities of a fund to initially approve such a contract.

What role does the Board play? (Proposal 5)

The Trustees oversee the investment policies of the funds. Members of the Board are fiduciaries and have an obligation to serve the best interests of shareholders, including approving policy changes such as those proposed in the proxy statement. In addition, the Trustees review fund performance, oversee fund activities, and review contractual arrangements with companies that provide services to the funds.

What is a sub-advisory agreement and how will the proposed amended sub-advisory agreements with FMR U.K. and FMR Far East affect the funds (Proposals 6&7)

Generally, the sub-advisory agreements allow FMR increased access to more specialized investment expertise in foreign markets. Each fund's amended sub-advisory agreement would allow FMR, FMR U.K, FMR Far East, and the trust, on behalf of the funds, to allow future modifications of the agreement without a shareholder vote, subject to requirements of the 1940 Act. Under each fund's present agreement, FMR U.K and FMR Far East act as investment consultants to FMR and supply FMR with investment research information and portfolio management advice as FMR reasonably requests on behalf of each fund. FMR U.K and FMR Far East provide investment advice and research services with respect to issuers located outside of the United States, focusing primarily on companies based in Europe and the Far East.

Why are the funds amending their fundamental investment limitation concerning underwriting? (Proposal 8)

The primary purpose of the proposal is to clarify that the funds are not prohibited from investing in other investment companies. The proposal also serves to conform the funds' fundamental investment limitation concerning underwriting to a limitation which is expected to become standard for all funds managed by FMR or its affiliates. Adoption of the proposed limitation is not expected to affect the way in which the funds are managed, the investment performance of the funds, or the securities or instruments in which the funds invest.

Why are the funds amending their fundamental investment limitation concerning lending? (Proposal 9)

The primary purpose of this proposal is to revise the funds' fundamental lending limitation to conform to a limitation expected to become standard for all funds managed by FMR or its affiliates. Adoption of the proposed limitation on lending is not expected to affect the way in which the funds are managed, the investment performance of the funds, or the instruments in which the funds invest. However, the proposed limitation would clarify that acquisitions of loans, loan participations or other debt instruments are not considered lending.

Has the fund's Board of Trustees approved each proposal?

Yes. The Board of Trustees has unanimously approved all of the proposals and recommends that you vote to approve them.

How many votes am I entitled to cast?

As a shareholder, you are entitled to one vote for each dollar of net asset value you owned of a fund on the record date. The record date was April 22, 2002.

How do I vote my shares?

You can vote your shares by completing and signing the enclosed proxy card(s) and mailing it in the enclosed postage paid envelope. You may also vote by touch-tone telephone or through the Internet. Simply call the toll-free number or visit the web site indicated on your proxy card, enter the control number found on your card, and follow the recorded or online instructions. If you need any assistance, or have any questions regarding the proposals or how to vote your shares, please call Fidelity at 1-800-544-3198.

How do I sign the proxy card?

Individual Accounts: Shareholders should sign exactly as their names appear on the account registration shown on the card.

Joint Accounts: Either owner may sign, but the name of the person signing should conform exactly to a name shown in the registration.

All Other Accounts: The person signing must indicate his or her capacity. For example, a trustee for a trust or other entity should sign, "Ann B. Collins, Trustee."

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